Exhibit 10.1
AMENDMENT TO
PROMISSORY NOTE
          This Amendment to Promissory Note (the “Amendment”) is entered into as of March 23, 2007 by and between [HOLDER] (“Holder”) and Global Telecom & Technology, Inc. (formerly Mercator Partners Acquisition Corp.), a Delaware corporation (the “Company”).
          WHEREAS, the Company issued to Payee a Promissory Note dated October 15, 2006 in the principal amount of $[AMOUNT] (the “Note”), which Note was part of a series of Promissory Notes (collectively, the “Notes”) each due on June 30, 2007 issued to the Holder and other holders of shares of Global Internetworking, Inc. (“GII”) and European Telecommunications & Technology Limited (“ETT”) in connection with the deferral of certain payments of cash against the Company’s purchases of their shares of GII or ETT; and
          WHEREAS, the Company and Holder desire to extend the maturity date of the Note and modify other terms of the Note in connection with such extension;
          NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Holder agree as follows:
1.	The “Maturity Date” shall be defined for all purposes in the Note as April 30, 2008.

2.	Section 1(a) of the Note shall be deleted in its entirety and replaced with the following:

Interest on the outstanding principal balance of, and all other sums owing under this Note, which are not past due, shall accrue and be payable at a rate which is equal to the following during the applicable stated period (each being the “Note Rate”):

October 15, 2006 – March 31, 2007	Six Percent (6%) per annum
April 1, 2007 – June 30, 2007	Eight Percent (8%) per annum
July 1, 2007 – October 31, 2007	Ten Percent (10%) per annum
November 1, 2007 – December 31, 2007	Twelve Percent (12%) per annum
January 1, 2008 – March 31, 2008	Fourteen Percent (14%) per annum
April 1, 2008 and thereafter	Sixteen Percent (16%) per annum
Interest shall be computed for the actual number of days which have elapsed, on the basis of a 365-day year.
3.	Section 1(b) of the Note shall be deleted in its entirety and replaced with the following:

To the fullest extent permitted by applicable law, if the Note is not repaid by the Company by the Maturity Date, a premium of two percent (2%) interest (per annum) (the “Past Due Rate”) will be applied in addition to the Note Rate. The Past Due Rate shall apply in such event retroactively to January 1, 2008, and shall continue to apply following the Maturity Date until such time as all sums not paid when due and payable under this Note are paid in full.

4.	Section 2 of the Note shall be amended to add the following two sentences at the end of the Section:

No prepayment shall be made against any of the Notes unless a prepayment is made against all of the Notes such that the amount prepaid against each Note shall bear the same ratio to the amount then due under such Note as the total prepayments against all of the Notes bears to the amounts then due under all of the Notes. Furthermore, no prepayment shall be made against any of those promissory notes issued by the Company on October 15, 2006 and due on December 29, 2008 until such time as this Note is paid in full.

5.	This Amendment is an instrument executed under seal and is to be considered effective and enforceable as of the date set forth on the first page hereof, independent of the date of actual execution and delivery. Except as amended by this Amendment, the Note shall remain in full force and effect, enforceable in accordance with its terms.
[SIGNATURE PAGE FOLLOWS]

ATTEST:	COMPANY:

Global Telecom & Technology, Inc.

	By:	(Seal)

Name:

ATTEST:	HOLDER:

[HOLDER]

	By:	(Seal)

Name: